UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2013 (January 31, 2013)

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously disclosed, Venoco, Inc. (the “Company”) merged with an affiliate of Timothy M. Marquez, the Company’s executive chairman, on October 3, 2012 (the “Merger”). Pursuant to the agreement governing the merger (the “Merger Agreement”), each restricted share of the Company’s common stock was converted, at the closing of the Merger, into the right to receive the per share merger consideration of $12.50 in cash, without interest and less any applicable withholding taxes, at the time such share is scheduled to vest under its terms, with any performance-based vesting conditions applicable to such restricted share deemed to be attained at target levels (the “Restricted Stock Cashout Amount”). The number of restricted shares held by each of the Company’s named executive officers giving rise to a potential Restricted Stock Cashout Amount is set forth in the Company’s proxy statement relating to the Merger. On January 31, 2013, each of Mr. Marquez, Edward O’Donnell, the Company’s CEO, Tim Ficker, the Company’s CFO, and Terry Anderson, the Company’s General Counsel and Secretary, entered into an agreement with the Company pursuant to which the executive agreed to defer 50% (64% in the case of Mr. Marquez) of the Restricted Stock Cashout Amount that he would otherwise be due to receive in February and/or March 2013, subject to his continued employment through the relevant date, until January 2014.  In consideration of the executive’s agreement to defer part of such payment, the executive will be eligible to receive on the payment date in January 2014 an additional amount equal to a specified percentage of the amount deferred pursuant to the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2013

VENOCO, INC.

	By:	/s/ Edward J. O’Donnell
	Name:	Edward J. O’Donnell
	Title:	Chief Executive Officer